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                                                                    Exhibit 99.1


                   Press Release issued on September 17, 1998


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Lufthansa Authorizes Exercise of
Option to Increase Interest in Unit of      Michael Rubin
Hudson General Corporation                  President         September 17, 1998


         Great Neck, New York - September 17, 1998 - Hudson General Corporation announced today that it has been advised that, on September 16, 1998, the Supervisory Board of Deutsche Lufthansa AG approved the exercise by LAGS (USA) Inc.(an indirect subsidiary of Deutsche Lufthansa AG) of an option to increase LAGS' interest in Hudson General LLC from 26% to 49% (the "Option"). As a result, Hudson General Corporation expects LAGS to give notice of its exercise of the Option on or about October 1, 1998. The exercise price of the Option is approximately $29,600,000.

         LAGS (USA) Inc. is a direct wholly-owned subsidiary of Lufthansa Airport and Ground Services GmbH, and was granted the Option under the terms of the Unit Purchase and Option Agreement dated February 27, 1996 pursuant to which it acquired its initial 26% interest in Hudson General LLC.

         Hudson General Corporation, through Hudson General LLC, in which it currently has a 74% interest, provides various services at airports throughout the United States and Canada. Hudson General Corporation is also a participant in a joint venture to develop 4,000 acres of land in Hawaii.

         Hudson General Corporation shares are traded on the American Stock Exchange under the ticker symbol HGC.


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